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                                                                            2.24

                                AMENDMENT NO. 3
                                      TO
                           ASSET PURCHASE AGREEMENT

     THIS AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT (this "Amendment") is made and entered into this 16th day of June, 1997, among F & P ENTERPRISES, INC., a North Carolina corporation ("Seller"); THOMAS FICKLING and WILLIAM PRENTICE (collectively referred to as the "Shareholders"), and NATIONAL RESTAURANT ENTERPRISES, INC. d/b/a AMERIKING CORPORATION, a Delaware corporation ("Purchaser").

                               R E C I T A L S:

     WHEREAS, Seller, the Shareholders and Purchaser are parties to an Asset Purchase Agreement, dated March 7, 1997 (the "Original Agreement"), as amended by Amendment No. 1 to Asset Purchase Agreement, dated April 8, 1997, and Amendment No. 2 to Asset Purchase Agreement, dated June 16, 1997 (collectively and with the Original Agreement, the "Agreement"); and

     WHEREAS, the parties hereto desire to amend the Agreement to further clarify the parties' intentions.

     NOW THEREFORE, in consideration of the Recitals, which shall be deemed to be a substantive part of this Amendment, and the mutual covenants, promises, agreements, representations and warranties contained in this Amendment, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

     1. Definitions of Terms. Capitalized terms used without definition herein shall have the meanings assigned to them in the Agreement.

     2. Use of Escrow for Adjustments. The parties hereby agree that all sums to be escrowed with Poyner & Spruill, L.L.P. pursuant to Section 3.20 of the Original Agreement shall be available to reimburse Purchaser for any overpayments at Closing made in respect of any prorations pursuant to Section
1.7. To the extent practicable, the parties shall "true-up" such amounts within 15 days following the Closing Date, and, for all other prorations, the parties shall "true-up" such amounts as promptly as possible. Funds in respect of any such "true-up" shall be distributed by Poyner & Spruill, L.L.P. to Purchaser as soon as practicable following receipt of instructions with respect thereto from Seller and Purchaser, provided that no funds shall be distributed to Seller out of such escrowed amounts pursuant to Section 3.20 of the Original Agreement so long as any good faith claim of Purchaser against such funds shall remain outstanding.

     3. License to Use Name. Seller hereby grants to Purchaser and its assigns a license to continue to use the name "F & P Food Mart" and reasonable variations thereon, in connection with the convenience store businesses located adjacent to, and operated in conjunction with, Burger King Store Nos. 9821, 7627 and 8884. Such license shall include the right to use such name and reasonable variations thereon on all signage, advertising and other publications incidental to the operation of such businesses. The license granted hereby shall not authorize Purchaser or its assigns to use the name "F & P Food Mart" or any variations thereon in connection with any other businesses or locations. In the event Seller elects to dissolve its corporate existence at such time as Purchaser and its assigns are still using the license granted hereunder, Seller shall give to Purchaser 90 days advance notice of its intention to effect such dissolution and cooperate with and use its reasonable efforts to assign to Purchaser or its assign the right to continued use of the name "F & P Food Mart" and reasonable variations thereon.

     4. Scope. To the extent not amended or modified herein, the Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment, with the intention of making it a valid and binding instrument, on the date first above written.

                                        Seller:

                                        F & P ENTERPRISES, INC.


                                        By:________________________________
                                        ___________________________, President

                                        Shareholders:

                                        ___________________________________
                                        Thomas Fickling

                                        ___________________________________
                                        William Prentice


                                        Purchaser:

                                        NATIONAL RESTAURANT ENTERPRISES, INC.
                                        d/b/a AMERIKING CORPORATION


                                        By:___________________________________
                                           Joel Aaseby, Secretary



2497-1  05201-024

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